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                                                                    EXHIBIT 16.1

               ProVantage Health Services, Inc. and Subsidiaries
                 Schedule II-Valuation and Qualifying Accounts
                                (in thousands)

                                           Balance  Charged
                                             at     to costs               Balance at
                                          beginning   and     Deductions     end of
Description                                of year  expenses  (Additions)     year
-------------------------------------------------------------------------------------
Year (52 weeks) ended February 1, 1997--
  Allowance for losses                     $   40     $878     $(800)*     $1,718
Year (52 weeks) ended January 31, 1998--
  Allowance for losses                     $1,718     $ 38     $ 780 *     $  976

*Net of charges to accounts other than bad debt expense.